EXHIBIT 16.2


                 Resignation of Levine, Hughes & Mithuen, Inc.

                         Levine, Hughes & Mithuen, Inc.
                          Certified Public Accountants
                                6025 South Quebec
                               Englewood, CO 80111
                                 (303) 694-1400




September 5, 2003

Howard Baer, President
Azonic Corporation
2530 S. Rural Road
Tempe, AZ  85282

Dear Mr. Baer:

We are advising you as follows:

1. Levine, Hughes & Mithuen, Inc. was dismissed as auditor effective May 22, 2003, at the request of Azonic Corporation.

2. In connection with the audit of the two most recent fiscal years, no disagreement(s) exist with any former accountant on any matter of accounting, principles, or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of the former accountant would have caused them to make reference in connection with their report to the subject of the disagreement(s).

The audit report by Levine, Hughes & Mithuen, Inc. for the year ended March 31, 2002, did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

I trust this letter will fulfill your requirements.

Sincerely,


/s/ Levine, Hughes & Mithuen, Inc.
-----------------------------------
Levine, Hughes & Mithuen, Inc.